ICG COMMUNICATIONS, INC.
9605 East Maroon Circle
Englewood, CO 80112

                             NEWS RELEASE
                 Contacts: Scott Chase (303) 626-3417
                      Steve Smith (303) 575-6595

   ICG COMMUNICATIONS, INC. COMPLETES $115 MILLION PRIVATE PLACEMENT
                 OF EXCHANGEABLE PREFERRED SECURITIES

ENGLEWOOD, COLORADO (September 24, 1997) -- ICG Communications, Inc. (NASDAQ: ICGX) ("ICG"), today announced that its new wholly-owned subsidiary, ICG Funding, LLC, completed its previously announced private placement of $115 million of Exchangeable Limited Liability Company Preferred Securities ("Preferred Securities"). The Preferred Securities are mandatorily redeemable November 15, 2009 at the liquidation preference of $50.00, plus accrued and unpaid dividends. Dividends on the Preferred Securities will be cumulative at the rate of 6.75 percent per annum and will be paid in cash through November 15, 2000 and, thereafter, will be paid in cash and/or shares of ICG common stock.

The Preferred Securities are exchangeable, at the option of the holder, into ICG Communications, Inc. common stock at an exchange price of $24.025 per share. ICG Funding may, at its option, redeem the Preferred Securities at any time on or after November 18, 2000. Prior to that time, ICG Funding may redeem the Preferred Securities if the current market value of ICG common stock equals or exceeds the exchange price, for at least 20 days of any consecutive 30-day trading period, by 170 percent prior to November 16, 1998; 160 percent from November 16, 1998 through November 15, 1999; and 150 percent from November 16, 1999 through November 15, 2000.

Net proceeds will be used to fund capital expenditures related to the expansion and development of ICG's networks, which may include acquisitions, and for general corporate purposes.

The Preferred Securities being offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ICG is a leading national competitive local exchange carrier ("CLEC") publicly traded on The Nasdaq National Market under the symbol "ICGX." ICG has extensive fiber-optic networks and offers local, long distance and enhanced telephony and data services in California, Colorado, the Ohio Valley and parts of the southeastern United States. The operations of ICG Communications, Inc. consist of Telecom Services provided primarily through ICG Telecom Group, Inc., Network Services provided primarily through ICG Fiber Optic Technologies, Inc. ("FOTI"), and Satellite Services provided primarily through ICG Satellite Services, Inc. ICG Telecom Group, Inc. is ICG's CLEC and enhanced services business. ICG Fiber Optic Technologies, Inc. provides network integration and support services. ICG Satellite Services, Inc. provides maritime telecommunications network and international end-to-end voice and data services, and operates VSAT (very small aperture terminal) private data networks.